Exhibit 99.1

GCI PRICES $275 MILLION TERM LOAN B FACILITY
INVESTOR COMMITMENTS WERE SUBSTANTIALLY OVERSUBSCRIBED

December 23, 2014, Anchorage AK - General Communication, Inc. ("GCI") (NASDAQ:GNCMA) today announced that it has priced a committed $275 million Term Loan B facility intended to finance its acquisition of the remaining minority interest in the Alaska Wireless Network (AWN) from Alaska Communications (ACS), which was previously announced. The facility has a seven-year term, and is priced at LIBOR plus 375 basis points, with a one percent LIBOR floor.
On December 4, 2014, GCI announced that it had signed definitive agreements with ACS to purchase its 33 percent interest in AWN as well as its wireless subscriber base for a total of $300 million (the “Acquisition”). In connection with this, GCI entered into an amendment and restatement of its Secured Credit Facility and has received commitments from all of its current lenders to amend and restate said facility, including the ability to add $275 million of a Term Loan B to the facility. The proceeds of this Term Loan B would be used to finance the Acquisition. The company launched a syndication on December 9, 2014, and has received commitments from lenders substantially in excess of the full amount needed for the term loan B. The amendment and restatement is conditioned upon, and the Term Loan B will close concurrent with, the consummation of the Acquisition.
The Term Loan B was arranged by SunTrust Robinson Humphrey (as lead), Bank of America Merrill Lynch, and Credit Agricole CIB.

About GCI
GCI is the largest Alaska-based and -operated, integrated telecommunications provider, offering wireless, voice, data, and video services statewide. Learn more about GCI at www.gci.com/about.

Forward Looking Statement Disclosure
The foregoing contains forward-looking statements regarding GCI's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

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